[EXECUTION COPY]

Dated: March 8, 2007

EMPLOYMENT AGREEMENT

- by and between -

ACES WIRED, INC.

- and -

Christopher C. Domijan

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 8, 2007, to be effective as of April 1, 2007 (the "Effective Date"), by and between Aces Wired, Inc., a Nevada corporation (together with its successors and assigns permitted hereunder, "Employer"), and Christopher C. Domijan ("Employee").

WHEREAS, Employer is a corporation, duly organized and existing under the laws of the State of Nevada, which has a need for qualified, experienced personnel;

WHEREAS, Employee is an adult individual currently residing at 4914 Linden St., Bellaire, Texas 77401;

WHEREAS, Employer desires to continue to employ Employee in an executive capacity with Employer, and Employee desires to continue to be employed by Employer in such a capacity under the terms and pursuant to the conditions set forth herein; and

WHEREAS, the parties hereto deem it desirable and in the best interests of Employer and its stockholders for Employer to continue to employ Employee on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

(a) "Affiliate" – means (i) a "parent corporation" or a "subsidiary corporation" of Employer, as those terms are defined in sections 424(e) and (f) of the Code, and (ii) any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with Employer.

(b) "Board" – means the Board of Directors of Employer.

(c) "Cause" – means (i) the conviction of Employee of a felony by a court of

competent jurisdiction or (ii) the indictment of Employee by a state or federal grand jury of competent jurisdiction for (a) embezzlement or misappropriation of Employer's funds, (b) any act of dishonesty or lack of fidelity by Employee towards Employer or (c) any crime involving moral turpitude.

(d) "Change of Control" – means the occurrence of one or more of the following events: (i) the acquisition by any Person (including a Group) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing more than 35% of the combined voting power of Employer's then outstanding securities entitled to vote generally in the election of directors; (ii) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which Persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 35% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; (iii) the sale, lease or disposition (in one or a series of related transactions) by Employer of all or substantially all of Employer's assets (including those of its subsidiaries) to any person or its Affiliates, other than Employer or its Affiliates; (iv) the replacement of a majority of the Board over a 12-month period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period; or (v) the approval by the Board or the stockholders of Employer of a complete or substantially complete liquidation or dissolution of Employer.

Notwithstanding the foregoing, a Change of Control shall not include (i) any acquisition, merger, or reorganization by Employer in which the stockholders of Employer immediately prior to such acquisition, merger, or reorganization will have substantially the same proportionate ownership of common stock of the surviving corporation immediately thereafter or which would be considered a Change of Control only due to the acquisition of common stock of Employer (or any other securities of Employer issued or issuable in exchange for such common stock) ("Common Stock") by any employee benefit plan (or related trust) sponsored or maintained by Employer or any parent or subsidiary of Employer, or (ii) any transfers of Common Stock among the stockholders of Employer (determined as of the effective date of the Aces Wired, Inc. 2006 Stock

Incentive Plan) who own more than 10 percent of the value or voting power of Employer on that date.

(e) "Change of Employment" – means the occurrence of any of the following: (i) any reduction in Employee's compensation; (ii) any termination or reduction of Employee's benefits excluding, for purposes of this clause (ii) any termination or reduction in benefits that occurs as a result of a change in employee benefits of Employer generally; (iii) relocation of Employee's position to a geographic region outside of the greater metropolitan area of Dallas, Texas; (iv) Employee ceases to be an "executive officer" as defined in Rule 3b-7 under the Exchange Act; and (v) any material breach of this Agreement by Employer which is not cured by Employer within fifteen (15) days after receipt of written notice of such breach given by Employee.

(f) "Code" – means the Internal Revenue Code of 1986, as amended from time to time, including regulations hereunder and successor provisions and regulations.

(g) "Complete Disability" - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period of one hundred eighty (180) calendar days in the aggregate over a period of three hundred sixty (360) consecutive calendar days, such "Complete Disability" to become effective upon the expiration of such one hundred eightieth (180th) day.

(h) "Confidential Information" - means any information in any form, regardless of the medium or media by which such information is recorded or communicated, that is in the possession of Employee being neither in the public domain nor routinely available to third parties, and if directly or indirectly disclosed to Employer's competitors would (i) assist such competitors in competing against Employer, (ii) diminish or eliminate any competitive advantage now enjoyed by Employer, (iii) cause financial injury or loss to Employer or (iv) reveal proprietary information or trade secrets of Employer.

(i) "Exchange Act" – means the Securities Exchange Act of 1934, as amended from time to time, including rules and regulations hereunder and successor provisions, rules and regulation.

(j) "Group" – means any group of related Persons for purposes of Section 13(d) of the Exchange Act.

(k) "Person" – means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a governmental entity).

(l) "Stock Award" – means a stock option, stock appreciation right, restricted stock grant, performance share plan, or any other agreement in which the Employee has, or may (by the satisfaction of some condition) have, (a) an interest in capital stock of the Employer or a right to obtain capital stock or an interest in capital stock of the Employer, or (b) an interest or right the economic value of which depends solely on the performance of the Employer or its capital stock.

(m) "Subsidiary" – means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

(n) "Threatened Change of Control" – means the occurrence of one or more of the following events: (i) Employer (or any Affiliate of Employer) entering into an agreement, the consummation of which would result in the occurrence of a Change of Control; (ii) any Person (including, without limitation, Employer) publicly announcing an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (iii) any Person or Group becoming the beneficial owner, directly or indirectly, of securities of Employer representing more than 35% of the combined voting power of Employer's then outstanding securities entitled to vote generally in the election of directors; or (iv) the Board of Directors of Employer notifying Employee in writing that a threat of a Change of Control exists.

2. PRIOR EMPLOYMENT. This Agreement supersedes and replaces any and all prior employment agreements, whether written or oral, by and between Employee, on the one hand, and Employer or Employer's Affiliates, on the other hand. From and after the Effective Date, Employee shall continue to be an employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

3. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the

conditions hereinafter set forth, Employer hereby continues to employ Employee during the Term to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in Section 4 of this Agreement.

4. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer, including but not limited to (i) the selection and delegation of duties and responsibilities of subordinates and (ii) the direction, review and oversight of all operations and programs under Employee's supervision; and such other and further duties specifically related to such duties as may be assigned to Employee by Employer. In the performance of his duties hereunder, Employee shall report directly to the Chief Executive Officer.

5. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of his normal and customary working time and best efforts solely to the performance of Employee's duties under this Agreement.

6. TERM. The term of this Agreement shall commence on the Effective Date and expire at 11:59 p.m. on March 1, 2010 (the "Term") unless sooner terminated as provided herein.

7. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 6 above, Employee's employment with Employer may terminate prior to the end of the Term in accordance with the provisions set forth below.

(a) Death of Employee. Employee's employment with Employer shall terminate upon the death of Employee; provided, however, that any and all of Employee's salary, benefits and other compensation (including, without limitation, Employee's earned Bonus (as defined in Section 8(c))) through the date of termination of employment shall be paid to the heirs of Employee in the event of such death; provided, further, that Employer shall confirm in writing to Employee's heirs, Employer's further obligation to pay to such heirs Employee's Base Salary (at the highest rate in effect during the twelve (12) months prior to termination) for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term.

(b) Disability of Employee. Employee's employment with Employer shall terminate upon Employer giving written notice to Employee of the termination of such employment upon the occurrence of Complete Disability of Employee; provided, however, that any and all of Employee's salary, benefits and other compensation

(including, without limitation, Employee's earned Bonus) through the date of termination of employment shall be paid to Employee in the event of termination for Complete Disability.

(c) Cause. Employee's employment with Employer shall terminate upon Employer giving written notice to Employee of the termination of such employment for Cause; provided, however, that any and all salary, benefits and other compensation (but excluding any Bonus (as defined in Section 8(c)) or unearned Bonus payments) through the termination of employment shall be paid to Employee.

(d) Without Cause. Employee's employment with Employer shall terminate upon Employer giving written notice to Employee of the termination of such employment without Cause; provided, however, that any and all of Employee's salary, benefits and other compensation (including, without limitation, Employee's earned Bonus) through the date of termination of employment shall be paid to Employee in the event of termination without Cause; provided, further, that (i) Employer shall be obligated to pay to Employee his Base Salary (at the highest rate in effect during the twelve (12) months prior to termination) and the Target Bonus for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term, payable to Employee in one lump sum payment on the date of termination, and (ii) Employee shall be entitled, at the option of Employer, to (A) continue to receive benefits under Section 8(d) (including, without limitation, self employment retirement plan credit for age and years of service with Employer) for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term or (B) receive a cash payment equal to the after-tax value of such benefits.

(e) Change of Control. If in connection with or following the occurrence of a Change of Control, Employee's employment with Employer shall be terminated without Cause by Employer or by Employee upon giving written notice to Employer of the occurrence of a Change of Employment, (i) Employer shall be obligated to pay to Employee (A) all of Employee's salary, benefits and other compensation (including, without limitation, Employee's earned Bonus) through the date of termination of employment and (B) his Base Salary (at the highest rate in effect during the twelve (12) months prior to termination) and the Target Bonus for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term, payable to Employee in one lump sum payment (1) on the date of termination if such termination is by Employer and (2) within ten (10) days of

termination if such termination is by Employee, and (ii) Employee shall be entitled, at the option of Employer, to (A) continue to receive benefits under Section 8(d) (including, without limitation, self employment retirement plan credit for age and years of service with Employer) for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term or (B) receive a cash payment equal to the after-tax value of such benefits.

(f) Post-Transition Termination Right. If after the occurrence of a Change of Control Employee's employment is not terminated pursuant to Section 7(e) at any time during the first six (6) months following the occurrence of such Change of Control, Employee shall have the right to terminate his employment at any time after the six (6) month anniversary of the Change of Control by giving written notice to Employer of such termination; provided, however, that (i) Employer shall be obligated to pay to Employee (A) all of Employee's salary, benefits and other compensation (including, without limitation, Employee's earned Bonus) through the date of termination of employment and (B) his Base Salary (at the highest rate in effect during the twelve (12) months prior to termination) and the Target Bonus for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term, less any Base Salary and Bonus amounts (not attributable to a prior period) paid to Employee since the six (6) month anniversary of the Change of Control, payable to Employee in one lump sum payment within ten (10) days of termination, and (ii) Employee shall be entitled, at the option of Employer, to (A) continue to receive benefits under Section 8(d) (including, without limitation, self employment retirement plan credit for age and years of service with Employer) for a period after the date of termination of employment equal to the greater of twenty-four (24) months or the remainder of the Term or (B) receive a cash payment equal to the after-tax value of such benefits.

(g) Full Settlement, Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment. Nothing contained herein or the satisfaction of any obligation hereunder by Employer shall have any affect (including, but not limited to, constituting a waiver or satisfaction or release) on any rights, privileges or interests of Employee pursuant to any other agreement or contract with Employer.

8. COMPENSATION TO EMPLOYEE. For and in complete consideration for

Employee's full and faithful performance of his duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, an annual base salary of $230,000.00 (the "Base Salary"), effective as of the Effective Date, payable in such equal regular installments in accordance with Employer's payroll practices, as the same may be amended, modified or changed from time to time. The Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any benefits provided to Employee under Section 8(d).

(b) Base Salary Adjustment. The Base Salary may be adjusted at such time and in such manner as the Compensation Committee of the Board of Directors of Employer may determine in accordance with the executive compensation policy of Employer then in effect; provided, however, that the Base Salary shall never be less than $230,000.00 per annum.

(c) Incentive Bonus. Employee shall be eligible to receive one or more incentive compensation bonuses (each a "Bonus") pursuant to the incentive bonus program of Employer to be determined. Each year during the Term, a target Bonus (the "Target Bonus") shall be determined for Employee. Any such Bonus shall be payable by Employer to Employee in accordance with the terms of the applicable incentive bonus program, but no later than the ninety-fifth day after the end of Employer's fiscal year for which the Bonus is accrued, and, where applicable, shall be prorated based upon the number of days Employee was employed by Employer during such fiscal year. Any Bonus shall be in addition to benefits provided to Employee under Section 8(d).

(d) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any pension plans, retirement plans, company life insurance plans, medical and/or hospitalization plans, bonus plans, stock option plans and/or any and all other benefit or incentive plans which may be placed in effect by Employer during the Term of this Agreement. Employee agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for any life or disability insurance policies. Employer agrees that Employer will maintain life insurance for Employee, at Employer's

cost, the amount of which shall be $250,000.00, and the beneficiary of which shall be such Person as Employee may select, and which beneficiary may be changed by Employee, from time to time and at any time, subject only to any conditions set forth in the policy or policies. Employer shall also provide that, after Employee's termination of employment with Employer, Employee may continue any life insurance or disability plans policies at Employee's sole cost. The existence of this Agreement shall not prohibit or restrict Employee's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which members of senior management of Employer are eligible to participate.

(e) Expense Reimbursement. During the Term of this Agreement, Employer shall either pay directly or reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, reasonable entertainment and promotional expenses and gift and travel expenses. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to permit Employer to claim a deduction of such expenses.

(f) Licensing Expenses. Employer hereby covenants and agrees that Employer shall pay all licensing fees and expenses incurred by Employee in securing and maintaining such licenses and permits required of Employee in order to perform his duties under this Agreement.

(g) Vacations and Holidays. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer's standard policy therefore, but in no event less than 4 weeks per calendar year, to be taken at such times as selected by Employee and approved by Employer, with no carryover of unused vacation, and (ii) the following paid holidays (or, at Employer's option, an equivalent number of paid days off): New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

9. RELOCATION.

(a) Relocation Expenses. Employer shall pay all reasonable expenses incurred by Employee in relocating to Dallas, Texas ("Dallas"), including, but not limited to: (i) the

actual costs and expenses incurred by Employee in packing, transporting and relocating all household goods and furnishings from Houston, Texas ("Houston") to Dallas, including the costs and expenses of any cartage, moving or transportation company hired to perform those services, and any insurance thereon; (ii) the costs and expenses of any interim housing or hotel required during the time that Employee's household goods and furnishings are being packed, transported or unpacked; and (iii) any damage or injury to Employee's household goods and furnishings which are not covered by any insurance provided by the cartage, moving or transportation company, or which claims are disallowed by the cartage, moving or transportation company, conditioned however on Employee obtaining damage insurance coverage.

(b) Sale Expenses for House. Employer shall reimburse Employee for the following expenses, to the extent allocated to Employee upon a sale of Employee's home in Houston or purchase by Employee of a home in Dallas: (i) all sales or brokerage commissions (on a sale only); (ii) all ordinary and customary closing costs (other than ad valorem taxes and insurance costs prorated at the time of closing), including, without limitation, all recording costs, attorney's fees, courier costs and other fees or costs required by the title company or companies; and (iii) all title insurance costs, and any additional insurance costs for flood insurance, if necessary, but in the latter case, only for the period of one (1) year. Employer shall not be responsible for any buyer allowances, lender related fees, or non-routine closing costs.

(c) Gross Up or Tax Purposes. If any expenses or reimbursements to Employee described in this Section 9 are included, or upon advice of Employee's accountants, should be included, as part of Employee's income, and federal income taxes are due in respect of the additional amount attributable to those expenses or reimbursements, then Employer shall, for the year in which such taxes are due, increase the Base Salary by an amount equal to the taxes which are attributable to those expenses or reimbursements, as reasonably demonstrated by Employee's accountant. The provisions of this Section 9(c) shall survive the termination of this Agreement, howsoever it may occur.

10. LICENSING REQUIREMENTS. Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of any and all gaming authorities with jurisdiction over Employer's business, operations or properties (the "Gaming Authorities") and any and all gaming statutes applicable to Employer's business, operations or properties (the "Gaming Acts") and the regulations promulgated thereunder. If this Agreement is required by any of the Gaming Acts and/or the regulations promulgated thereunder to be approved by the

appropriate Gaming Authority, as applicable, but is not so approved by any such Gaming Authority, Employer and Employee hereby covenant and agree that, with the exception of the provisions of Section 7 and Section 8 of this Agreement, this Agreement shall be modified and amended so as to receive the appropriate approval from the appropriate Gaming Authority.

Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee shall hold any necessary and appropriate employee gaming license (the "License") required under any Gaming Act. In the event that any applicable Gaming Authority objects to the renewal of Employee's License or refuses to renew Employee's License, Employer, at Employer's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the Gaming Authority's objections or secure the Gaming Authority's approval. Notwithstanding the foregoing, if the source of the Gaming Authority's objections or the Gaming Authority's refusal to renew Employee's License arise as a result of either of the events described in Section 1(c) of this Agreement, Employer's obligations under this Section 10 shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 10.

11. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence and shall not disclose to any person, firm, corporation or other entity, any and all Confidential Information of Employer, including, but not limited to: (a) information, letters, photographs, graphs, samples, or computer software of a confidential nature; (b) information or other documents concerning Employer's business, customers or suppliers; (c) Employer's marketing methods, files and credit and collection techniques and files; or (d) Employer's trade secrets, technical information, design, process, procedure, improvement and other "know-how" or information not of a public nature, regardless of how such information came into the custody of Employee. The warranty, covenant and agreement set forth in this Section 11 shall not expire, shall survive this Agreement and shall be binding upon Employee without regard to the passage of time or other events.

12. RESTRICTIVE COVENANT. Employee hereby covenants and agrees that, for so long as Employee remains employed by Employer and for a period of two (2) years after termination of employment pursuant to any of Sections 7(b), (c), (d), (e) or (f), Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or

representative capacity, (i) engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Subsidiaries, in or about the State of Texas, (ii) solicit for hire, employment or other retention (whether as an employee, officer, agent, consultant or advisor, contractor or in any capacity whatsoever) any of the employees of Employer or any of its Subsidiaries or (iii) seek to divert or dissuade from continuing to do business with or entering into business with Employer or any of its Subsidiaries, any supplier or customer of Employer or any of its Subsidiaries. Employee hereby further acknowledges and agrees that the restrictive covenant contained in this Section 12 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer and Employer's Subsidiaries, imposes no undue hardship on Employee and is not injurious to the public. This Section 12 shall only be binding on Employee if Employer fulfills its obligations under this Agreement, including, without limitation, Employer's obligation to comply with the provisions of Section 7 and Section 8.

13. GROSS-UP. In the event that it is determined that any payment (other than the Gross-Up Payment defined below) or distribution by Employer or any of its Affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the "Excise Tax"), then Employee will be entitled to receive an additional payment or payments (a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by Employee of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Employee's estimated federal income for tax rate shall be used for the year in which the Gross-up Payment will be made. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Section 13 will be made at the expense of Employer by Employer's regular independent accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Employee.

14. ASSIGNMENT OF WORK PRODUCT. Employee agrees that all work product and creative works, including without limitation, all inventions, ideas, improvements, designs, discoveries and related materials (the "Inventions") made or conceived in whole or in part by Employee during the term of Employee' employment with Employer (whether or not patentable, copyrighted, or reduced to writing or practice) and that (i) relate in any manner to the actual or demonstrably anticipated business, work, research, or development of Employer or Employer's clients, customers, consultants, licensees or other business associates, (ii) are developed in whole or in part on Employer's time or using Employer's equipment, supplies, facilities, or proprietary and confidential information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of Employer (the "Assignable Inventions") will be disclosed to Employer, will be the sole an exclusive property of Employer, and will be treated by Employee as proprietary and confidential information of Employer. Employee hereby assigns and transfers to Employee all rights to and interest in all Assignable Inventions. Employee agrees to execute all documents submitted by Employer (both during employment and after any termination of employment) to evidence Employer's ownership of Assignable Inventions and to cooperate with Employer in obtaining, defending and enforcing Employer's rights to such Assignable Inventions in any and all countries. Employee irrevocable appoints the President or the Chief Executive Officer of Employer to act as Employee's agent and attorney-in-fact with full power of substitution to perform all acts necessary or desirable to obtain, maintain or enforce patents, copyrights or other intellectual property rights in any and all countries for all Assignable Inventions if Employee refuses or is unavailable to perform those acts.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

16. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

17. ASSIGNMENT. Neither party shall assign this Agreement or delegate his or its duties hereunder without the express written prior consent of the other party hereto. Any purported assignment in violation of this Section 17 shall be null and void and of no force or effect. Employer and Employee hereby acknowledge and agree that a Change of Control shall not constitute an assignment of this Agreement for purposes of this Section 17.

18. AMENDMENT OR MODIFICATION. This Agreement may not be amended,

modified, changed or altered except by a writing signed by both Employer and Employee.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas in effect on the Effective Date without any regard to the conflict of laws principles thereof.

20. NOTICES. Any and all notices required under this Agreement shall be in writing and shall either hand-delivered or mailed by certified mail, return receipt requested addressed to:

TO EMPLOYER: Chairman of the Compensation Committee
Aces Wired, Inc.
12225 Greenville Avenue
Suite 861
Dallas, Texas 75243

TO EMPLOYEE: Christopher C. Domijan
4914 Linden St.
Houston, Texas 77401

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 20.

21. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement. Titles of sections are for convenience only and are not to be considered a part of this Agreement.

22. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

23. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Section 11 and Section 12 of this Agreement, jurisdiction and venue for which is hereby granted to Dallas County, Texas, any and all claims, disputes or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by

final and binding arbitration held in Dallas, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. This Agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction. The results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. In the event Employer and Employee can agree upon the selection of one arbitrator, such arbitrator shall serve as the arbitration panel and shall arbitrate such dispute or controversy pursuant to the terms hereof. In all other circumstances, the arbitration will have three individuals acting as arbitrators as follows: one arbitrator will be selected by Employee, one arbitrator will be selected by Employer, and the two arbitrators so selected will select a third arbitrator. Unless otherwise agreed to by the parties to such dispute or controversy, any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the arbitration panel will be binding on all parties. Employer shall pay all costs and expenses of Employer and Employee that are incurred in connection with or as a result of this Section 23.

24. INDEMNIFICATION. Employer shall, to the fullest extent permitted by law, indemnify and advance expenses to, and hold Employee forever harmless against, any and all claims, suits, judgments, liabilities, settlements, costs, expenses, assessments, penalties and similar financial imposts and detriments incurred by Employee, whether as an officer or employee of Employer or in any other capacity, including, without limitation, reasonable attorneys' and other experts' fees incurred in connection with any claim or action involving Employee or threatened in connection with the performance by Employee of his duties in connection with the business of Employer, except that Employer shall not be liable for any act or omission of Employee that is found by a court of competent jurisdiction to be an act or omission of gross negligence by Employee or an act of material and willful misconduct by Employee. This Section 24 (and the corresponding obligation of Employer under Section 25) shall survive any termination of this Agreement for the period of the applicable statute of limitations for which any such claim covered by this Section 24 may be brought.

25. ADVANCEMENT OF EXPENSES.

(a) Disputes Under this Agreement. In the event that a claim for payment or benefits under this Agreement is disputed, Employer shall advance to Employee all costs and expenses, (including attorneys' and other experts' fees) incurred by Employee, including any fees and expenses incurred in connection with Section 23 (collectively, "Employee Expenses"), which advancement shall be on a "rolling" basis, in each case within five (5) days of presentation by Employee of invoices therefore.

(b) Other Proceedings. In the event that Employee incurs Employee Expenses in defending any civil, criminal, administrative or investigative action, suit or proceeding for which Employee may be indemnified pursuant to Section 24, Employer shall advance to Employee all Employee Expenses, which advancement shall be on a "rolling" basis, in each case within five (5) days of presentation by Employee of invoices therefor.

(c) Reimbursement. Employee hereby agrees to reimburse Employer for the advancement of any Employee Expenses under this Section 25 if a dispute or action brought by Employee is found by an arbitrator or court of competent jurisdiction (and such finding is binding and no longer appealable) to be frivolous or made in bad faith.

26. WAIVER. None of the terms of this Agreement, including this Section 26, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

27. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and this Agreement supersedes any prior understandings, agreements or undertakings by and between Employer and Employee with respect to the subject matter hereof.

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IN WITNESS WHERE AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

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EMPLOYER:

ACES WIRED, INC., a Nevada corporation

By: [signature]

Name:

Title: Chairman Compensation Committee

EMPLOYEE:

Christopher C. Domijan

[signature]